Finisar Corporation Announces Another Record Quarter

Fifth Consecutive Quarter of Double-Digit Growth Drives Record Revenues of $207.9 Million

Revenues Up 10.3% From Prior Quarter and 61.5% From Prior Year

Net Income From Continuing Operations Sets a New Record

SUNNYVALE, CA -- (Marketwire - September 02, 2010) - Finisar Corporation (NASDAQ: FNSR), a global technology leader for subsystems and components for fiber optics communications, today announced financial results for its first quarter ended August 1, 2010. Total revenues and income from continuing operations for the quarter were new records for the Company.

COMMENTARY

"In our just completed first quarter, we reached our previous target financial model earlier than we had predicted," said Jerry Rawls, Finisar's executive Chairman of the Board. "We achieved company records for revenues, gross margin, operating margin and EPS. Furthermore, the demand environment continued to be very strong for us, particularly for our higher data rate transceivers and our ROADM products. As a sign of that ongoing strength, our book-to-bill ratio in the quarter continued to be above 1.0."

"Gross margins continued to improve last quarter, reflecting a favorable product mix along with the benefits of being vertically integrated," said Eitan Gertel, Finisar's Chief Executive Officer. "Adding capacity continues to be a top priority for us next quarter, particularly for our ROADM products where demand currently exceeds our ability to supply. The mix of WSS components and ROADM linecard business last quarter tends to mask the progress we made in terms of adding capacity as overall unit shipments increased by more than 25%. We intend to add significant ROADM capacity again in the second quarter based on a number of initiatives that went into effect toward the end of last quarter."

        FINANCIAL HIGHLIGHTS - FIRST QUARTER ENDED AUGUST 1, 2010

                                          First       First       Fourth
                                         Quarter     Quarter     Quarter
Summary Results per GAAP                  Ended       Ended       Ended
                                         August 1,  August 2,    April 30,
                                           2010        2009        2010
                                        ----------  ---------   ----------
                                   (in thousands, except per share amounts)
Continuing operations
---------------------
Revenues                                $  207,882  $ 128,725   $  188,490
                                        ----------  ---------   ----------
Gross margin                                  34.1%      22.8%        31.2%

Operating expenses                      $   47,151  $  38,188   $   45,932
Operating income (loss)                 $   23,747  $ (8,786)  $   12,919
Operating margin (deficit)                   11.4%      (6.8)%        6.9%
Income (loss)                           $   19,410  $ (11,116)  $   14,111
Income (loss) per share-basic           $     0.26  $   (0.18)  $     0.20
Income (loss) per share-diluted         $     0.24  $   (0.18)  $     0.19
Basic shares                                76,111     60,181       70,596
Diluted shares                              88,215     60,181       82,351

Discontinued operations
-----------------------
Income (loss)                           $     (284) $  37,079   $       56
Income (loss) per share-basic           $     0.00  $    0.62   $     0.00
Income (loss) per share-diluted         $     0.00  $    0.62   $     0.00
Basic shares                                76,111     60,181       70,596
Diluted shares                              88,215     60,181       82,351

                                          First       First       Fourth
                                         Quarter     Quarter     Quarter
Non-GAAP Results (a)                      Ended       Ended       Ended
                                        August 1,   August 2,    April 30,
                                           2010        2009        2010
                                        ----------  ---------   ----------

Continuing operations
---------------------
Revenues                                $  207,882  $ 128,725   $  188,490
Gross margin                                  35.2%      28.8%        32.6%
Operating expenses                      $   44,234  $  33,760   $   43,186
Operating income                        $   29,043  $   3,260   $   18,331
Operating margin                              14.0%       2.5%         9.7%
Income                                  $   25,812  $   1,765   $   16,685
Income per share-basic                  $     0.34  $    0.03   $     0.24
Income per share-diluted                $     0.31  $    0.03   $     0.22
Basic shares                                76,111     60,181       70,596
Diluted shares                              88,215     61,076       82,483

(a) In evaluating the operating performance of Finisar's business, Finisar management utilizes financial measures that exclude certain charges and credits required by U.S. generally accepted accounting principles, or GAAP, that are considered by management to be outside Finisar's core operating results.  A reconciliation of Finisar's non-GAAP financial measures to the most directly comparable GAAP measures, as well as additional related information can be found under the heading
    "Finisar Non-GAAP Financial Measures" below.

Highlights for the first quarter of fiscal 2011 under GAAP:

-- Revenues increased to $207.9 million, up $19.4 million, or 10.3%, from
   $188.5 million in the preceding quarter and up $79.2 million, or 61.5%, from $128.7 million in the first quarter of the prior year.

-- Compared to the preceding quarter, the sale of products for applications equal to or greater than 10 Gbps increased $20.1 million, or 27.2%, the sale of products for applications less than 10 Gbps decreased $(4.2) million, or (5.0)%,  the sale of ROADM related products, including wavelength selective switches, or WSS, increased
   $3.6 million, or 13.5%, as unit shipments  of WSS products increased faster than higher-priced ROADM linecards containing a WSS, and the sale of products for cable TV applications, CATV,  decreased $(0.2)
   million, or (3.9)%.

-- Compared to the first quarter of the prior year, the sale of products for applications equal to or greater than 10 Gbps increased $42.2 million, or 81.3%, the sale of products for applications less than 10
   Gbps increased $16.9 million, or 27.2%, the sale of ROADM related products increased $19.5 million, or 178.5%, and the sale of products for CATV applications increased $0.6 million, or 15.0%.

-- Gross margin increased to 34.1% from 31.2% in the preceding quarter and
   22.8% in the first quarter of the prior year.

-- Operating income increased to $23.7 million, or 11.4% of revenues, compared to $12.9 million, or 6.9% of revenues, in the preceding quarter and an operating loss of $(8.8) million, or (6.8)% of revenues, in the first quarter of the prior year.

-- Net income from continuing operations was $19.4 million, or $0.24 per diluted share, compared to $14.1 million, or $0.19 per diluted share, in the preceding quarter and a loss of $(11.1) million, or $(0.18) per share, in the first quarter of the prior year.

-- Cash and short-term investments, plus other long-term investments that can be readily converted into cash, totaled $192.2 million at the end of the first quarter compared to $207.0 million at the end of the preceding quarter.  The $14.9 million decrease was primarily related to an increase in accounts receivable and inventory of $24.9 million and $15.1 million, respectively, partially offset by cash generated from operations.  The increase in accounts receivable, which represented an increase in days sales outstanding, or DSOs, to 67 days compared to 62 days in the prior quarter, was due to the timing of shipments during the quarter rather than delays in customer payments.
   The increase in inventory was due in part to expected revenue growth in the second quarter.  Finisar has classified certain of its investments as long-term based on their scheduled maturities, although they can be readily sold if required.

-- Capital expenditures were $12.1 million compared to $10.0 million in the preceding quarter and $3.1 million in the first quarter of the prior year.

-- Under Finisar's $70.0 million secured credit facility with Wells Fargo
   Foothill, LLC, no borrowings were outstanding and $66.6 million was available to borrow at the end of the first quarter.

In addition to reporting financial results in accordance with U.S. generally accepted accounting principles, or GAAP, Finisar provides supplemental information regarding its operating performance on a non-GAAP basis. Finisar believes this supplemental information provides investors and management with additional insight into its underlying core operating performance by excluding a number of non-cash and cash charges, as well as infrequently occurring gains or losses principally related to acquisitions, the sale of minority investments, restructuring or other transition activities, impairments and financing transactions. For the first quarter of fiscal 2011, these excluded items related to continuing operations represented net charges of $6.4 million. Excluded charges included $3.3 million in non-cash stock-based compensation expenses; $1.6 million in non-cash amortization charges related to acquired developed technology and purchased intangibles arising from previous acquisitions; $800,000 representing the difference between cash payments for taxes and the related GAAP tax provision, less non-recurring items; $405,000 in non-cash charges related to slow-moving and excess inventory; and $375,000 in non-cash charges for imputed interest expense on the Company's debt obligations. Other excluded items are as described in Finisar Non-GAAP Financial Measures below.

Highlights for the first quarter of fiscal 2011 on a non-GAAP basis:

-- Non-GAAP gross margin was 35.2% compared to 32.6% in the preceding quarter and 28.8% in the first quarter of the prior year. The improvement in gross margin compared to the preceding quarter was due primarily to a favorable shift in product mix as a result of the growth in revenues from higher speed products and from ROADM related products.
   The improvement compared to the prior year reflects both a favorable shift in product mix and a reduction in manufacturing unit costs due to higher shipment volumes.

-- Non-GAAP operating expenses were $44.2 million, an increase of $1.0 million from $43.2 million in the preceding quarter and $10.5 million from $33.8 million in the first quarter of the prior year. Operating expenses as a percent of revenues declined to 21.3% of revenue in the first quarter compared to 22.9% in the preceding quarter and 26.2% in the prior year due primarily to the growth in revenues.

-- Non-GAAP operating income was $29.0 million, or 14.0% of revenues, up
   $10.7 million from $18.3 million, or 9.7% of revenues, in the preceding quarter, and up $25.7 million from $3.3 million, or 2.5% of revenues, in the first quarter of the prior year.

-- Non-GAAP net income from continuing operations was $25.8 million, or
   $0.31 per diluted share, compared to net income of $16.7 million, or
   $0.22 per diluted share, in the preceding quarter and $1.8 million, or
   $0.03 per diluted share, in the first quarter of the prior year.

-- Non-GAAP EBITDA rose to $37.3 million compared to $26.0 million in the preceding quarter and $10.4 million in the first quarter of the prior year.

OUTLOOK

The Company indicated that it currently expects revenues for its second fiscal quarter ending October 31, 2010 to be in the range of $215 to $230 million. On a GAAP basis, operating margin is expected to exceed 11.5%. Additional non-cash and infrequently occurring charges excluded in calculating non-GAAP operating income are expected to total approximately $5 to $7 million. As a result, on a non-GAAP basis, operating margin is expected to be in the range of 14% to 15%.

CONFERENCE CALL

Finisar will discuss its financial results for the first quarter and its current business outlook during its regular quarterly conference call scheduled for today, September 2, 2010, at 2:00 p.m. PDT/5:00 EDT. To listen to the call you may connect through the Finisar investor relations page at investor.finisar.com or dial 888-220-8448 (domestic) or (913) 312-1487 (international) and enter conference ID 5635437.

An audio replay will be available for two weeks following the call by dialing (888) 203-1112 (domestic) or (719) 457-0820 and then following the prompts, enter conference ID 5635437 and provide your name, affiliation, and contact number. A replay of the webcast will be available shortly after the conclusion of the call on the Company's website until the next regularly scheduled earnings conference call.

SAFE HARBOR UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements included in this press release are based upon information available to Finisar as of the date hereof, and Finisar assumes no obligation to update any such forward-looking statements. Forward-looking statements involve risks and uncertainties which could cause actual results to differ materially from those projected. Examples of such risks include those associated with: the uncertainty of customer demand for Finisar's products; the rapidly evolving markets for Finisar's products and uncertainty regarding the development of these markets; Finisar's historical dependence on sales to a limited number of customers and fluctuations in the mix of products and customers in any period; ongoing new product development and introduction of new and enhanced products; the challenges of rapid growth followed by periods of contraction; and intensive competition. Further information regarding these and other risks relating to Finisar's business is set forth in Finisar's annual report on Form 10-K (filed July 1, 2010) and quarterly SEC filings.

ABOUT FINISAR

Finisar Corporation (NASDAQ: FNSR) is a global technology leader for fiber optic subsystems and network test systems that enable high-speed voice, video and data communications for networking, storage, wireless, and cable TV applications. For more than 20 years, Finisar has provided critical optics technologies to system manufacturers to meet the increasing demands for network bandwidth and storage. Finisar is headquartered in Sunnyvale, California, USA with R&D, manufacturing sites, and sales offices worldwide. For additional information, visit www.finisar.com.

FINISAR FINANCIAL STATEMENTS

The following financial tables are presented in accordance with GAAP.

                            Finisar Corporation
                  Consolidated Statements of Operations

                                                 Three Months Ended
                                           -------------------------------
                                           August 1,  August 2,  April 30,
                                             2010       2009       2010
                                           ---------  ---------  ---------
                                                     (Unaudited)
                                               (in thousands, except
                                                  per share data)
 Revenues                                  $ 207,882  $ 128,725  $ 188,490
 Cost of revenues                            135,792     98,130    128,447
 Amortization of acquired developed
  technology                                   1,192      1,193      1,192
                                           ---------  ---------  ---------
 Gross profit                                 70,898     29,402     58,851
 Gross margin                                   34.1%      22.8%      31.2%
 Operating expenses:
     Research and development                 26,617     21,047     27,256
     Sales and marketing                       9,075      6,819      8,648
     General and administrative               11,076      9,621      9,645
     Amortization of purchased intangibles       383        701        383
                                           ---------  ---------  ---------
         Total operating expenses             47,151     38,188     45,932
                                           ---------  ---------  ---------
 Income (loss) from operations                23,747     (8,786)    12,919
 Interest income                                  92         10         40
 Interest expense                             (2,155)    (2,434)    (2,115)
 Gain (loss) on repayment/purchase of
  convertible notes                                -          -          -
 Other income (expense), net                    (192)       253      1,009
                                           ---------  ---------  ---------
 Income (loss) from continuing operations
  before income taxes                         21,492    (10,957)    11,853
 Provision for (benefit from) income taxes     2,082        159     (2,258)
                                           ---------  ---------  ---------
Income (loss) from continuing operations      19,410    (11,116)    14,111
Income (loss) from discontinued
 operations, net of taxes                       (284)    37,079         56
                                           ---------  ---------  ---------
Net income (loss)                          $  19,126  $  25,963  $  14,167
                                           =========  =========  =========

Income (loss) per share from continuing
 operations - basic                        $    0.26  $   (0.18) $    0.20
Income (loss) per share from continuing
 operations - diluted                      $    0.24  $   (0.18) $    0.19

Income (loss) per share from discontinued
 operations - basic                        $   (0.00) $    0.62  $    0.00
Income (loss) per share from discontinued
 operations - diluted                      $   (0.00) $    0.62  $    0.00

Shares used in computing net loss per
 share from continuing operations - basic     76,111     60,181     70,596

Shares used in computing net loss per
 share from continuing operations -
 diluted                                      88,215     60,181     82,351

Shares used in computing net income (loss)
 per share from discontinued operations -
 basic                                        76,111     60,181     70,596

Shares used in computing net income (loss)
 per share from discontinued operations -
 diluted                                      88,215     60,181     82,351

                            Finisar Corporation
                        Consolidated Balance Sheets
                              (In thousands)

                                                    August 1,   April 30,
                                                       2010        2010
                                                    ----------  ----------
                                                   (unaudited)
                       ASSETS
Current assets:
    Cash and cash equivalents                       $  192,152  $  207,024
    Short-term available-for-sale investments                -           -
    Accounts receivable, net                           152,477     127,617
    Accounts receivable, other                           9,885      12,855
    Inventories                                        154,586     139,525
    Deferred tax assets                                    852       2,238
    Prepaid expenses                                     7,306       6,956
                                                    ----------  ----------
        Total current assets                           517,258     496,215
Property, plant and improvements, net                   93,386      89,214
Purchased technology, net                               10,497      11,689
Other intangible assets, net                            11,312      11,713
Minority investments                                    12,289      12,289
Other assets                                             5,131       5,610
                                                    ----------  ----------
        Total assets                                $  649,873  $  626,730
                                                    ==========  ==========

       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
    Accounts payable                                $   79,121  $   76,838
    Accrued compensation                                14,479      18,289
    Other accrued liabilities                           19,450      21,076
    Deferred revenue                                     6,290       6,571
    Current portion of convertible notes                29,214      28,839
    Current portion of long-term debt                    4,000       4,000
    Non-cancelable purchase obligations                    756         722
                                                    ----------  ----------
        Total current liabilities                      153,310     156,335
Long-term liabilities:
    Convertible notes, net of current portion          100,000     100,000
    Long-term debt, net of current portion              14,250      15,250
    Other non-current liabilities                        6,102       6,260
    Deferred tax liabilities                               255         239
    Non-current liabilities associated with
     discontinued operations                                 -           -
                                                    ----------  ----------
        Total liabilities                              273,917     278,084
Stockholders' equity:
    Common stock                                            76          76
    Additional paid-in capital                       2,038,636   2,030,373
    Accumulated other comprehensive income              15,712      15,791
    Accumulated deficit                             (1,678,468) (1,697,594)
                                                    ----------  ----------
        Total stockholders' equity                     375,956     348,646
                                                    ----------  ----------
Total liabilities and stockholders' equity          $  649,873  $  626,730
                                                    ==========  ==========

FINISAR NON-GAAP FINANCIAL MEASURES

In addition to reporting financial results in accordance with U.S. generally accepted accounting principles, or GAAP, Finisar provides supplemental information regarding the Company's operating performance on a non-GAAP basis that excludes certain gains, losses and charges of a non-cash nature or which occur relatively infrequently and which management considers to be outside our core operating results. Some of these non-GAAP measures also exclude the ongoing impact of historical business decisions made in different business and economic environments. Management believes that tracking non-GAAP gross profit, non-GAAP income from operations, non-GAAP net income and non-GAAP net income per share provides management and the investment community with valuable insight into our current operations, our ability to generate cash and the underlying business trends which are affecting our performance. These non-GAAP measures are used by both management and our Board of Directors, along with the comparable GAAP information, in evaluating our current performance and planning our future business activities. In particular, management finds it useful to exclude non-cash charges in order to better correlate our operating activities with our ability to generate cash from operations and to exclude non-recurring and infrequently incurred cash charges as a means of more accurately predicting our liquidity requirements. We believe that these non-GAAP measures, when used in conjunction with our GAAP financial information, also allow investors to better evaluate our financial performance in comparison to other periods and to other companies in our industry.

In calculating non-GAAP gross profit in this release, we have excluded the following items from cost of revenues in applicable periods:

-- Changes in excess and obsolete inventory reserve (predominantly non-cash charges or non-cash benefits);
-- Amortization of acquired technology (non-cash charges related to technology obtained in acquisitions);
-- Stock-based compensation expense (non-cash charges); and
-- Reduction in force costs (non-recurring charges).

In calculating non-GAAP operating income in this release, we have excluded the same items to the extent they are classified as operating expenses, and have also excluded the following items in applicable periods:

-- The cost of covering employee and employer tax liabilities
   (non-recurring cash charges) arising from the special investigation into our historical stock option granting practices ; and
-- Gain or loss on settlement of lawsuits (non-recurring charges).

In calculating non-GAAP income from continuing operations and non-GAAP income from continuing operations per share in this release, we have also excluded the following items in applicable periods:

-- Amortization of discount on convertible debt and imputed interest expense (non-cash charges);
-- Gains and losses on sales of assets (non-recurring or non-cash losses and cash gains related to the periodic disposal of assets no longer required for current activities);
-- Gains and losses on minority investments (infrequently occurring and principally non-cash gains and losses related to the disposal of investments in other companies and non-cash income or loss from these investments accounted for under the equity method);
-- Other miscellaneous income;
-- Foreign exchange transaction losses (gains) (non-recurring and non-cash charges); and
-- Differences between cash payable for tax and GAAP provision, less non-recurring items.

In calculating non-GAAP income (loss) from discontinued operations and non-GAAP income (loss) from discontinued operations per share in this release, we have also excluded gains on disposal of a product line and disposal of discontinued operations.

A reconciliation of this non-GAAP financial information to the corresponding GAAP information is set forth below:

                            Finisar Corporation
      Reconciliation of Results of Operations under GAAP and non-GAAP

                                                 Three Months Ended
                                           August 1,  August 2,  April 30,
                                             2010       2009       2010
                                           ---------  ---------  ---------
                                                     (Unaudited)
                                              (in thousands, except per
                                                     share data)
Reconciliation of GAAP income (loss) to
 non-GAAP income (loss) from continuing
 operations
Reconciliation of GAAP Gross Profit to
 non-GAAP Gross Profit:
Gross profit per GAAP                      $  70,898  $  29,402  $  58,851
Gross margin, GAAP                              34.1%      22.8%      31.2%
Adjustments:
Cost of revenues
    Change in excess and obsolete
     inventory reserve                           405      5,254        491
    Amortization of acquired technology        1,192      1,192      1,192
    Stock compensation                           746      1,031        983
    Reduction in force costs                      36        141          -
                                           ---------  ---------  ---------
        Total cost of revenue adjustments      2,379      7,618      2,666
Gross profit, non-GAAP                        73,277     37,020     61,517
Gross margin, non-GAAP                          35.2%      28.8%      32.6%

Reconciliation of GAAP operating income
 (loss) to non-GAAP operating income (loss):
Operating income (loss) per GAAP              23,747     (8,786)    12,919
Operating margin (deficit), GAAP                11.4%      -6.8%       6.9%
Adjustments:
Total cost of revenue adjustments              2,379      7,618      2,666
Research and development
    Reduction in force costs                       5         29          -
    Stock compensation                         1,037      1,525      1,143
Sales and marketing
    Reduction in force costs                      74          -         35
    Stock compensation                           451        578        385
General and administrative
    Reduction in force costs                      42         49         90
    Stock compensation                         1,025      1,036        816
    Payroll taxes related to options
     investigation                                 -        183          -
    Litigation settlement                       (100)       327       (106)
Amortization of purchased intangibles            383        701        383
                                           ---------  ---------  ---------
        Total cost of revenue and
         operating expense adjustments         5,296     12,046      5,412
Operating income, non-GAAP                    29,043      3,260     18,331
Operating margin, non-GAAP                      14.0%       2.5%       9.7%

Reconciliation of GAAP income (loss) to
 non-GAAP income (loss) from continuing
 operations:
Income (loss) per GAAP from continuing
 operations before cumulative effect of
 change in accounting principle               19,410    (11,116)    14,111
Total cost of revenue and operating
 expense adjustments                           5,296     12,046      5,412
No cash imputed interest expenses on
 convertible debt                                375      1,235        359
Other income (expense), net
    Loss on sale of assets                        16         21          4
    Loss on minority investments                   -       (375)         -
    Other misc income                              -         (2)         -
    Foreign exchange transaction
     loss/(gain)                                 (67)       (44)    (1,202)
Provision for income tax
    Difference between cash payable for
     taxes and GAAP provision, less
     non-recurring items                         782          -     (1,999)
                                           ---------  ---------  ---------
Total adjustments                              6,402     12,881      2,574
                                           ---------  ---------  ---------
Income, non-GAAP, from continuing
 operations                                   25,812      1,765     16,685
                                           ---------  ---------  ---------

Reconciliation of GAAP income (loss) to
 non-GAAP income (loss) from discontinued
 operations:
Income (loss) per GAAP from discontinued
 operations                                     (284)    37,079         56
Adjustments:
    Reduction in force costs                       -          6          -
    Stock compensation                             -        704          -
    Amortization of acquired technology            -        170          -
    Amortization of purchased intangibles          -         77          -
    Gain (loss) on disposal of a product
     line                                          -     (1,250)         -
    Gain on disposal of discontinued
     operations                                    -    (36,053)         -
                                           ---------  ---------  ---------
Total adjustments                                  -    (36,346)         -
                                           ---------  ---------  ---------
Income (loss) from discontinued
 operations, non-GAAP                           (284)       733         56
                                           ---------  ---------  ---------

Reconciliation of GAAP net income (loss)
 to non-GAAP net income (loss):
Net income per GAAP                           19,126     25,963     14,167
    Total adjustments from continuing
     operations                                6,402     12,881      2,574
    Total adjustments from discontinuing
     operations                                    -    (36,346)         -
                                           ---------  ---------  ---------
Total adjustments                              6,402    (23,465)     2,574
                                           ---------  ---------  ---------
Net income, non-GAAP                       $  25,528  $   2,498  $  16,741
                                           =========  =========  =========

Income from continuing operations          $  25,812  $   1,765  $  16,685
Add: interest expense for dilutive
 convertible notes                             1,378  $       -      1,378
                                           ---------  ---------  ---------
Adjusted income from continuing operations $  27,190  $   1,765  $  18,063
                                           =========  =========  =========

Income per share from continuing
 operations - basic                        $    0.34  $    0.03  $    0.24
Income per share from continuing
 operations - diluted                      $    0.31  $    0.03  $    0.22

Shares used in computing net income per
 share from continuing operations - basic     76,111     60,181     70,596
Shares used in computing net income per
 share from continuing operations -
 diluted                                      88,215     61,076     82,483

Continuing operations
Net income, non-GAAP                       $  25,812  $   1,765  $  16,685

Depreciation expense                           8,166      7,172      7,531
Amortization                                     289        127        289
Interest expense                               1,688      1,189      1,716
Income tax expense                             1,301        159       (259)
                                           ---------  ---------  ---------
Non-GAAP EBITDA                            $  37,256  $  10,412  $  25,962
                                           ---------  ---------  ---------

Discontinued operations
Net income (loss), non-GAAP                     (284)       733         56
Depreciation expense                               -        119          -
                                           ---------  ---------  ---------
Non-GAAP EBITDA                            $    (284) $     852  $      56
                                           ---------  ---------  ---------

                                           ---------  ---------  ---------
Total Non-GAAP EBITDA                      $  36,972  $  11,264  $  26,018
                                           =========  =========  =========

Investor Contact:
Steve Workman
SVP, Corporate Development & Investor Relations
408-542-5050
or
Investor.relations@finisar.com

Press contact:
Victoria McDonald
Sr. Manager, Corporate Communications
408-542-4261